Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-66944, No. 33-67138, No. 33-74734, No. 33-94878, No. 333-66837, No. 333-78499, No. 333-81159, No. 333-68168) of QRS Corporation of our report dated February 11, 2003 relating to the financial statements, which appears in this Form 10-K.

/s/    PRICEWATERHOUSECOOPERS LLP

San Francisco, California

March 27, 2003